Exhibit 99
FOR IMMEDIATE RELEASE
Investor and Media Relations Contact:
Andy Foster
(713) 918-2441
andy_foster@bmc.com
BMC Software Announces Resignation of CFO George Harrington
Stephen Solcher, Company Vice President of Finance and Treasurer Named Interim CFO

     HOUSTON — (August 29, 2005) — BMC Software, Inc. [NYSE: BMC], today announced the resignation of chief financial officer, George Harrington. Stephen B. Solcher, BMC’s vice president of finance and treasurer has been appointed as interim CFO, effective immediately. Mr. Solcher will report directly to Bob Beauchamp, president and CEO of BMC Software, Inc.
     “Steve has been a driving force in the transformation of BMC through his leadership in finance, accounting and our ongoing acquisition activities,” said Bob Beauchamp. “Moving forward with Steve as interim CFO, we are assigning a proven veteran performer to this key position while we complete our search.”
     Mr. Solcher will serve as interim CFO while the in-progress search for a new CFO continues. Mr. Solcher is BMC Software’s treasurer and has held that position since 1992. In addition to his duties as treasurer, he has been responsible for accounting, tax, investor relations, mergers and acquisitions, and other key corporate initiatives for BMC Software. Mr. Solcher has a public accounting background and is a certified public accountant.
     “I want to thank George for his service to BMC,” said Bob Beauchamp. “Under his leadership we successfully completed our year-end financial audit, strengthened our balance sheet, and significantly improved our cost structure. George and I agreed that with these important milestones behind us, and with our recently posted positive quarterly results, the timing of his departure was optimal for him and for BMC.”
     Mr. Harrington’s departure was based upon mutual agreement. Mr. Harrington will stay on at BMC Software for an interim period to assist in transition activities.
     About BMC Software
     BMC Software, Inc. [NYSE:BMC] is a leading provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2005 revenues of more than $1.46 billion. For more information about BMC Software, visit www.bmc.com.
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